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                                                              EXHIBIT 5


                       Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                          New York, New York 10004-1490
                            Telephone: (212) 858-1000






                                November 25, 1997



Citizens Utilities Company
High Ridge Park
Stamford, Connecticut 06905

Gentlemen:


                  As special counsel to Citizens Utilities Company, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act"), of up to 1,850,584 shares of the Company's Common Stock, par value $.25 per share (the "Common Stock"), to be issued in connection with the merger (the "Merger") of Ogden Telephone Company ("Ogden") with Citizens-Ogden Telecommunications Company ("C-O Tel"), a wholly owned subsidiary of the Company, we have examined the registration statement on Form S-4 (the "Registration Statement") filed under the Act, including the prospectus which is a part thereof, and such other documents as we have considered necessary for the purposes of this opinion. Such shares are issuable pursuant to the Agreement and Plan of Reorganization dated as of February 3, 1997 among the Company, C-O Tel and Ogden (the "Merger Agreement"). Based upon such examination, we hereby advise you that:


                  We are of the opinion that shares of Common Stock (the "Offered Common Stock") to be issued in accordance with the Registration Statement, as amended and supplemented from time to time, upon completion of the steps enumerated in the next succeeding paragraph hereof shall have been taken, will be validly issued, fully paid and non-assessable.


                  The steps which are referred to in the foregoing opinion are:


                  (a) It shall be determined that the public service commissions, or other regulatory agencies or bodies, or other political entities relating to public utilities matters of the pertinent states shall be without jurisdiction, or shall have declined to exercise jurisdiction over the issuance of the Offered Common Stock pursuant to the Merger, or shall have issued appropriate orders approving and authorizing the issuance of the Offered Common Stock pursuant to the Merger and such order shall be in full force and effect;


                  (b) An appropriate order of the Federal Energy Regulatory Commission with respect to the issuance of the Offered Common Stock pursuant to the Merger shall be in full force and effect;


                  (c) The Offered Common Stock shall have been issued, delivered and consideration therefore received in accordance with the provisions of the aforesaid Merger Agreement.


                  We are members of the bar of the State of New York. In rendering the foregoing opinion, we express no opinion as to laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States.


                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under "Legal Opinions" in the prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.


                                        Very truly yours,

                                       /s/Winthrop, Stimson, Putnam & Roberts